Exhibit 4 Contract Schedule

CONTRACT SCHEDULE

CONTRACT NUMBER: [ ]	ANNUITY DATE: [ ]

ISSUE DATE: [12/15/2003]	CONTRACT SCHEDULE DATE: [12/15/2003]

PRODUCT VERSION: [Transitions Select]

CONTRACT OWNER: [ ]
AGE AND SEX: [35, Female]

JOINT CONTRACT OWNER: [ ]
AGE AND SEX: [35, Female]

ANNUITANT: [ ]
AGE AND SEX: [35, Female]

BENEFICIARY: As designated by the Contract Owner at the Issue Date, or as otherwise changed or provided in accordance with the Contract

PURCHASE PAYMENTS

Initial Purchase Payment:  [ $5,000.00 ]

Minimum Subsequent Purchase Payment:  $250, or, if the automatic investment plan option is elected, $100.

Maximum Total Purchase Payments:  For a Contract Owner up to Age 75 on the Issue Date, the maximum total Purchase Payments are $1,000,000; for a Contract Owner over Age 75 on the Issue Date, the maximum total Purchase Payments are $500,000. Purchase Payments above these amounts must be pre-approved by the Company. For a Joint Contract Owner, Age refers to the oldest Joint Contract Owner. If the Contract is owned by a non-natural person, then Contract Owner shall mean Annuitant.

Allocation Guidelines:

1.	The Contract Owner may have Purchase Payments allocated to the Separate Account(s) subject to the conditions imposed on such allocations by the Company. However, we reserve the right to limit the number of investment choices that you may invest in to a maximum of 18 at any one time.

2.	The Contract Owner may have Purchase Payments allocated to the Fixed Account with Declared Interest Rate (DIR Fixed Account), the Fixed Account for Dollar Cost Averaging (DCA Fixed Account) and the Fixed Account with Long Term Guarantee (LTG Fixed Account) (collectively, the Fixed Account(s)), subject to the conditions imposed on such allocations by the Company. [Currently, the allocation of any Net Purchase Payment to the DIR Fixed Account and the LTG Fixed Account will be limited to 70% of the total Net Purchase Payment.] The Company reserves the right, upon 30 days advance notice to the Contract Owner, to limit the allocation of any Net Purchase Payment to the Fixed Account(s). The minimum amount of any allocation to the LTG Fixed Account is $1,000.

TMLS-T2.1	[09-07]

4A

Exhibit 4 Contract Schedule

Purchase Payments may not be allocated to the Fixed Account(s) if the Contract Owner is participating in either the Guaranteed Minimum Accumulation Benefit (GMAB) or Guaranteed Minimum Income Benefit (GMIB). However, the Company reserves the right, upon 30 days advance notice to the Contract Owner, to modify permissible allocations to the Fixed Account(s) and/or Sub-Accounts.

3.	If the Purchase Payments and forms required to issue a Contract are in good order, the initial Net Purchase Payment will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center. Additional Purchase Payments will be credited to the Contract as of the Valuation Period when they are received in good order.

TRANSFERS

Minimum and Maximum Amount to be Transferred:  The minimum amount of a transfer is $1,000 per transfer request (from one or multiple Sub-Accounts and the Fixed Account(s) during the Accumulation Period) or the Contract Owner’s entire interest in the Sub-Account or Fixed Account(s), if less. This requirement is waived if the transfer is made in connection with any scheduled transfer program (e.g. dollar cost averaging, rebalancing, asset allocation, interest sweep) offered by the Company. The minimum amount of any transfer to the LTG Fixed Account is $1,000.

For any Contract Year, transfers out of the DIR Fixed Account are limited in amount to 30% of the Contract Value allocated to such account at the time of the first transfer in that Contract Year. If the Contract Owner transfers 30% of the Contract Value in the DIR Fixed Account for three consecutive Contract Years, in the fourth consecutive Contract Year the Contract Owner may transfer up to the entire amount in the DIR Fixed Account, provided that Purchase Payments or transfers have not been applied to the DIR Fixed Account from the time the first annual transfer was made.

Transfers out of the Fixed Account(s) are done on a first-in-first-out basis. [Currently, the Company will limit transfers from the Separate Account such that no transfer can cause the Fixed Account(s), excluding the DCA Fixed Account, to exceed 70% of the Contract Value.] The Company reserves the right, upon 30 days advance notice to the Contract Owner, to limit transfers from the Separate Account to the Fixed Account(s).

Transfers are not permitted from the DIR Fixed Account to the money market Sub-Account or to the LTG Fixed Account. For a period of 90 days following a transfer out of the DIR Fixed Account, transfers to the DIR Fixed Account, the money market Sub-Account or the LTG Fixed Account are not allowed.

Number of Transfers:  The Contract Owner may make unlimited transfers during the Accumulation Period and 6 transfers per calendar year during the Annuity Period, subject to the conditions imposed on such transfers by the Company. The Company reserves the right to limit transfers when the transfer privilege is being exercised to the detriment of other Contract Owners. The Company further reserves the right, upon 30 days advance notice to the Contract Owner, to limit the number of transfers in the future.

Unscheduled transfers may not be made if the Contract Owner is participating in either the GMAB or GMIB, provided, however, that the Company reserves the right, upon 30 days advance notice to the Contract Owner, to modify permissible transfers to the Fixed Account(s) and/or Sub-Accounts.

Free Transfers:  12 per calendar year during the Accumulation Period; 6 per calendar year during the Annuity Period. All transfers made during a Valuation Period are deemed to be one transfer.

TMLS-T2.1	[09-07]

4B

Exhibit 4 Contract Schedule

Transfer Fee:  The Transfer fee will not exceed $20 for each transfer in excess of the Free Transfers.

Minimum Amount Which Must Remain In a Sub-Account or the Fixed Account(s) After a Transfer:  [$1,000; or if the entire amount in the Sub-Account or Fixed Account(s) is less than $1,000, the entire amount must be transferred.]

WITHDRAWALS

Contingent Deferred Sales Charge (CDSC):  A CDSC is assessed against the amount of the Contract Value withdrawn or applied to an Annuity Option. The charge is calculated at the time of each withdrawal or annuitization. [The CDSC does not apply to Annuity Options A, B, C, D, and E (period certain of at least 10 years), unless the Contract Owner subsequently requests a lump sum payment from Annuity Option E.] For partial withdrawals, the charge is deducted from the remaining Contract Value and is deducted from the Sub-Accounts and Fixed Account(s) in the same proportion that the amount of withdrawal from the Sub-Account or Fixed Account(s) bears to the total of the partial withdrawal.

[7 Year Contingent Deferred Sales Charge
Contract Year:	1	2	3	4	5	6	7	8 and thereafter
CDSC Charge % of Contract Value:	7%	7%	7%	6%	5%	4%	3%	0%]

[9 Year Contingent Deferred Sales Charge
Contract Year:	1	2	3	4	5	6	7	8	9	10 and thereafter
CDSC Charge % of Contract Value:	8%	8%	7%	6%	5%	4%	3%	2%	1%	0%]

Free Withdrawal Amount:  The Free Withdrawal Amount is an amount which is not subject to the CDSC.

[During the first Contract Year, the Contract Owner may withdraw up to 10% of the Purchase Payments reduced by any Free Withdrawal Amount(s) previously taken during such Contract Year. Beginning in the second Contract Year, the Contract Owner may withdraw up to 10% of the Contract Value determined as of the end of the previous Contract Year plus 10% of any Purchase Payment received in the current Contract Year reduced by any Free Withdrawal Amount(s) previously taken during the current Contract Year.]

[During the first Contract Year, the Contract Owner may withdraw up to 10% of the Purchase Payments reduced by any Free Withdrawal Amount(s) previously taken during such Contract Year. Beginning in the second Contract Year, the Contract Owner may withdraw up to 20% of the Contract Value determined as of the end of the previous Contract Year plus 20% of any Purchase Payment received in the current Contract Year reduced by any Free Withdrawal Amount(s) previously taken during the current Contract Year.]

Withdrawal Charge:  [None.]

Minimum Partial Withdrawal:  [Currently $100.] The Company reserves the right upon 30 days advance notice to the Contract Owner to increase this amount up to $250.

Minimum Contract Value Which Must Remain in the Contract After a Partial Withdrawal:  [Qualified Plan: $2,000; Non-Qualified Plan: $5,000.]

Number of Partial Withdrawals Permitted:  [No Limit.]

TMLS-T2.1	[09-07]

4C

Exhibit 4 Contract Schedule

ANNUITY GUIDELINE PARAMETERS

1.	If the amount to be applied under an Annuity Option is less than $2,000 for a full annuitization, the Company reserves the right to pay the amount in a lump sum. If any Annuity Payment is less than $100, the Company reserves the right to change the payment basis to equivalent quarterly, semi-annual or annual payments. The Company reserves the right to limit the number of partial annuitizations to a maximum of one per Contract Year. The minimum amount for a partial annuitization is $10,000.

2.	The Annuity Date must be the 1st through the 28th day of the month. Any full or partial annuitization cannot be earlier than five years after the Issue Date.

3.	The latest permitted Annuity Date is the earlier of:

(a)	the 100th birthday of the Annuitant or the oldest Joint Annuitant;
(b)	the latest date permitted under state law; or
(c)	the 100th birthday of the Contract Owner or the oldest Joint Contract Owner.

TMLS-T2.1	[09-07]

4D

Exhibit 4 Contract Schedule

CONTRACT CHARGES

TYPE	DESCRIPTION/AMOUNT
Mortality And Expense Risk Charge	[The current charge is equal on an annual basis to 1.00% of the average daily net asset value of the Separate Account.] The maximum charge is equal on an annual basis to 1.70% of the average daily net asset value of the Separate Account.

Administrative Charge	[The current charge is equal on an annual basis to 0.15% of the average daily net asset value of the Separate Account.] The maximum Administrative Charge is equal on an annual basis to 0.25% of the average daily net asset value of the Separate Account.

Annual Contract Maintenance Charge

[Currently, on the last day of each Contract Year an annual fee of $40.00 per Contract Year will be deducted.] If a total withdrawal is made on other than the last day of the Contract Year, the Annual Contract Maintenance Charge will be deducted at the time of the total withdrawal. If the Annuity Date for a full annuitization is not the last day of the Contract Year, then a pro-rata portion of the Annual Contract Maintenance Charge will be deducted on the Annuity Date. The maximum charge will not exceed $60.00 per Contract Year.

This charge will be deducted at the end of each Contract Year from the Sub-Accounts in the same proportion that the amount of the Contract Value in each Sub-Account bears to the total Contract Value in the Sub-Accounts.

During the Annuity Period, the Annual Contract Maintenance Charge will be deducted pro-rata from Annuity Payments and will result in a reduction of each Annuity Payment.

TMLS-T2	[09-06]

4E

Exhibit 4 Contract Schedule

CONTRACT CHARGES FOR OPTION(S) SELECTED

TYPE	DESCRIPTION/AMOUNT
Annual Ratchet Death Benefit Charge The maximum charge on an annual basis will not exceed 0.90%.	[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.40%.]

Guaranteed Minimum Accumulation Benefit Charge (GMAB)

The maximum charge on an annual basis will not exceed 1.00%. If the Contract Owner elects by Written Request to discontinue the GMAB Rider and its associated benefit, the charge will be discontinued upon the Company’s receipt of such request, and a proportionate credit of the remaining prepaid charge will be applied to the Contract Value. Selection of GMAB requires participation in an asset allocation program sponsored by the Company.

[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.45%.]

Guaranteed Minimum Income Benefit Charge (GMIB)

The maximum charge will not exceed 1.50% of the Guaranteed Minimum Income Benefit. If the Contract Owner elects by Written Request to discontinue the GMIB Rider and its associated benefit, the charge will be discontinued upon the Company’s receipt of such request. Selection of GMIB requires participation in an asset allocation program sponsored by the Company.

[This benefit has not been selected.] [The current charge is equal to [0.65%] of the Guaranteed Minimum Income Benefit and will be assessed up to and including the date on which the GMIB Rider is annuitized. The charge will be deducted [on a quarterly basis] from the Contract Value during each applicable Contract Year.]

Nursing Home Benefit Charge

The maximum charge on an annual basis will not exceed 0.10%. If the Contract Owner elects by Written Request to discontinue the Nursing Home Benefit Rider and its associated benefit, the charge and benefit will be discontinued on the Anniversary Date following the Company’s receipt of such request. Applicable charges will be deducted while the CDSC is in effect.

[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.05%.]

Equalizer Benefit Charge

The maximum charge on an annual basis will not exceed 0.60%. If the Contract Owner elects by Written Request to discontinue the Equalizer Benefit Rider and its associated benefit, the charge and benefit will be discontinued on the Anniversary Date following the Company’s receipt of such request.

[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.50%]

TMLS-T2.1	[09-07]

4F

Exhibit 4 Contract Schedule

Charge for Selection of Enhanced Free Withdrawals

The maximum charge on an annual basis will not exceed 0.35% for the option which provides for free withdrawals of 10% of Purchase Payments in the first Contract Year and 20% of Contract Value thereafter. Applicable charges will be deducted while the CDSC is in effect.

[This benefit has not been selected.] [The current charge is equal on an annual basis to 0.25%.]

Unless otherwise provided, charges for options selected are determined in the following manner. In the first Contract Year, charges for options selected are based on Purchase Payments received during that Contract Year. These charges are assessed upon receipt of each Purchase Payment. At the end of the first Contract Year, and at the end of each Contract Year thereafter, charges for options selected will be calculated based on the Contract Value determined at that time and deducted proportionately on each Contract Anniversary while the applicable option and/or rider is in effect as follows:

1.	from the Sub-Accounts of the Separate Account if sufficient funds are available to deduct the entire charge(s); or

2.	from the Sub-Accounts of the Separate Account plus the Fixed Account(s) (excluding any Fixed Account with Long Term Guarantee) if sufficient funds are available to deduct the entire charge(s); or

3.	from the Sub-Accounts of the Separate Account plus all Fixed Account(s).

Unless otherwise stated, charges will be assessed while the applicable feature(s) is in effect. Please refer to this Contract Schedule for further details regarding applicable charges.

TMLS-T2.1	[09-07]

4G

Exhibit 4 Contract Schedule

CONTRACT CREDITS

TYPE	DESCRIPTION/AMOUNT
Case Size Credit

On each Contract Anniversary while the Contract is in effect, the Company will increase the Contract Value subject to the following conditions:

1.      If the Average Contract Value for a given Contract Year is at least $250,000 and less than $1,000,000, the Company will currently credit [0.05%] based on the Contract Value as of the end of the Contract Year. The minimum credit is equal to 0.02%.

2.      If the Average Contract Value for a given Contract Year is at least $1,000,000, the Company will currently credit [0.10%] based on the Contract Value as of the end of the Contract Year. The minimum credit is equal to 0.05%.

3.      For any Contract Year, the Average Contract Value is calculated based on the average of the Contract Values attributable to the end of each quarterly period of such Contract Year.

Electronic Document Delivery Credit	For any Contract Year prior to [2008], in which the Contract Owner is participating in any electronic document delivery program offered by the Company for this product on a Contract Anniversary Date, a [$24] credit will be applied on such Contract Anniversary. The Company reserves the right to continue, modify or discontinue this benefit for any Contract Year after [2007]. An electronic document delivery program is any program in which the Company offers contract-related versions of printed documents to Contract Owners to be sent via an electronic medium.

CONTRACT CREDITS FOR OPTION(S) SELECTED

TYPE	DESCRIPTION/AMOUNT
Credit for 9 Year CDSC option The minimum credit is equal on an annual basis to 0.10%. Applicable credits will be applied while the CDSC is in effect.	[This benefit has not been selected.] [The current credit is equal on an annual basis to 0.10%].

Credit for Contract Value Death Benefit option The minimum credit is equal on an annual basis to 0.02%.	[This benefit has not been selected.] [The current credit is equal on an annual basis to 0.05%.]

All credits, except as otherwise provided in the Contract, will be calculated based on the Contract Value determined as of the end of each Contract Year. On the Contract Anniversary, the credit will be applied proportionately to the Sub-Accounts of the Separate Account that the Contract Owner is invested in as of the date of the calculation. If there are no funds in the Separate Account at such time, the credit will be applied to the money market Sub-Account.

Unless otherwise stated, all credits will be applied while the applicable feature(s) is in effect.

Please refer to this Contract Schedule for further details regarding all applicable credits.

TMLS-T2.1	[09-07]

4H

Exhibit 4 Contract Schedule

AVAILABLE DEATH BENEFIT RIDERS/OPTIONS FOR FUTURE SELECTION

There are three Death Benefit options available under the Contract. A Contract Owner may elect to change the Death Benefit Option in effect with another available Death Benefit Option. The Contract Owner may make the election by Written Request, no later than 30 calendar days prior to any Contract Anniversary.

The effective date of the newly selected Death Benefit Option is the Contract Anniversary following the election. To confirm the Contract Owner’s selection of a new Death Benefit Option, the Company will issue any applicable Death Benefit Rider, and a revised Contract Schedule. The revised Contract Schedule will reflect any applicable credit or charge for the option selected, and a revised Contract Schedule Date and corresponding revised Rider Effective Date. The Death Benefit Rider, if any, together with the new Contract Schedule will reflect the revisions to the Contract Owner’s benefits under the Contract. All other Contract provisions remain in effect from the Issue Date.

The Death Benefit Options are as follows:

Contract Value Death Benefit: This Death Benefit option pays out the Contract Value upon death as provided in the “Death Benefit Amount During the Accumulation Period” section of the Contract. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: None. A credit may apply. Refer to the “Contract Credit for Option(s) Selected” section of the Contract Schedule.

Basic Death Benefit Rider: The Basic Death Benefit equals the greater of the Contract Value or Purchase Payments less a proportionate adjustment for any withdrawals. This option is not available for selection on or after Age [76]. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: None.

Death Benefit Rider with Annual Ratchet Feature: This enhanced Death Benefit Option provides for a benefit that is the greater of the Basic Death Benefit calculation above or one calculated with an Annual Ratchet Feature.

If this option is selected after the Issue Date, the initial Annual Ratchet Feature on such date is equal to the lesser of the Contract Value or the Purchase Payments less withdrawals. If this option is replaced after the Issue Date, the Death Benefit amount will be reset to the amount applicable to the new option selected.

Charges: The current charges for this option will be those current charges in effect as determined by the Company as of the applicable Rider Effective Date. Refer to the “Contract Charges for Option(s) Selected” section of the Contract Schedule.

TMLS-T2.1	[09-07]

4I

Exhibit 4 Contract Schedule

RIDERS	RIDER EFFECTIVE DATE
[Basic Death Benefit Rider]	[Not Effective]
[Death Benefit Rider with Annual Ratchet Feature]	[Not Effective]
[Equalizer Benefit Rider]	[Not Effective]
[Guaranteed Minimum Accumulation Benefit Rider]	[Not Effective]
[Guaranteed Minimum Income Benefit Rider]	[Not Effective]
[Nursing Home Benefit Rider]	[Not Effective]
[Fixed Account with Declared Interest Rate Rider]	[12/15/2003]
[Fixed Account for Dollar Cost Averaging Rider]	[12/15/2003]
[Fixed Account with Long Term Guarantee Rider]	[12/15/2003]
[Individual Retirement Annuity Rider]	[Not Effective]
[Qualified Plan Rider]	[Not Effective]
[Roth Individual Retirement Annuity Rider]	[Not Effective]
[SIMPLE IRA Rider]	[Not Effective]
[Unisex Annuity Rates Rider]	[Not Effective]

ANNUITY SERVICE CENTER:

Massachusetts Mutual Life Insurance Company

[Annuity Service Center

P.O. Box 9067

Springfield, MA 01102-9067]

TMLS-T2.1	[09/07]

4J

FIXED ACCOUNT(S)

FIXED ACCOUNT(S):

The Minimum Guaranteed Interest Rate is [2.00% years 1-10; 3.00% thereafter].

SEPARATE ACCOUNT(S):

[Massachusetts Mutual Variable Annuity Separate Account 4.]

Eligible Investments, Series:	Sub-Accounts:

[AIM Variable Insurance Funds
AIM V.I. Financial Services Fund (Series I Shares)	AIM V.I. Financial Services
AIM V.I. Global Health Care Fund (Series I Shares)	AIM V.I. Global Health Care
AIM V.I. Technology Fund (Series I Shares)	AIM V.I. Technology

Fidelity® Variable Insurance Products Fund
Fidelity® VIP Contrafund® Portfolio (Initial Class)	Fidelity® VIP Contrafund®

ING Investments
ING VP Real Estate Portfolio	ING VP Real Estate Portfolio

MML Series Investment Fund
MML Asset Allocation Fund	MML Capital Guardian Asset Allocation
MML Blue Chip Growth Fund	MML T. Rowe Price Blue Chip Growth
MML Concentrated Growth Fund Class I	MML Legg Mason Concentrated Growth
MML Emerging Growth Fund	MML Emerging Growth
MML Equity Income Fund	MML T. Rowe Price Equity Income
MML Equity Index Fund Class I	MML Equity Index
MML Foreign Fund	MML Templeton Foreign
MML Global Fund Class I	MML Neuberger Berman Global
MML Growth & Income Fund	MML Capital Guardian Growth & Income
MML Growth Equity Fund	MML GMO Growth Equity
MML Income & Growth Fund	MML American Century Income & Growth
MML Large Cap Growth Fund	MML AllianceBernstein Large Cap Growth
MML Large Cap Value Fund	MML Davis Large Cap Value
MML Mid Cap Growth Fund	MML T. Rowe Price Mid Cap Growth
MML Mid Cap Value Fund	MML American Century Mid Cap Value
MML OTC 100 Fund	MML OTC 100
MML Small Cap Growth Equity Fund	MML W&R/Wellington Small Cap Growth Equity
MML Small Cap Index Fund	MML Small Cap Index
MML Small Cap Value Fund	MML Goldman Sachs Small Cap Value

MML Series Investment Fund II
MML Blend Fund	MML Babson Blend
MML Enhanced Index Core Equity Fund	MML Babson Enhanced Index Core Equity
MML Equity Fund	MML Oppenheimer/Bernstein Equity
MML Inflation Protected Bond Fund	MML Babson Inflation Protected Bond
MML Managed Bond Fund	MML Babson Managed Bond
MML Small Cap Equity Fund	MML Oppenheimer Small Cap Equity
MML Small Company Opportunities Fund	MML Oppenheimer Small Company Opportunities]

TMLS-T2.1	09-07

4K

Oppenheimer Variable Account Funds
[Oppenheimer Balanced Fund/VA	Oppenheimer Balanced
Oppenheimer Capital Appreciation Fund/VA	Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund/VA	Oppenheimer Global Securities
Oppenheimer High Income Fund/VA	Oppenheimer High Income
Oppenheimer Main Street Fund®/VA	Oppenheimer Main Street
Oppenheimer MidCap Fund/VA	Oppenheimer MidCap
Oppenheimer Money Fund/VA	Oppenheimer Money
Oppenheimer Strategic Bond Fund/VA	Oppenheimer Strategic Bond

PIMCO
PIMCO CommodityRealReturn Strategy Portfolio	PIMCO CommodityRealReturn Strategy Portfolio

Panorama Series Fund, Inc.
Oppenheimer International Growth Fund/VA	Oppenheimer International Growth]

TMLS-T2.1	09-07

4L

Exhibit 4

GMIB Rider

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

GUARANTEED MINIMUM INCOME BENEFIT RIDER

This rider modifies the Contract to which it is attached. The effective date of this rider is the Rider Effective Date shown on the Contract Schedule. This rider is not available for selection on or after Age [76]. In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The Contract is modified as follows:

The Guaranteed Minimum Income Benefit is established for the sole purpose of determining a minimum amount for the Contract Owner to annuitize the Contract. The Guaranteed Minimum Income Benefit will initially be equal to the Purchase Payments made within the first two Contract Years increased at the beginning of each Contract Year by an annual interest rate of [5% or 6%] adjusted for withdrawals as provided in the Adjustment for Withdrawals section below. The Guaranteed Minimum Income Benefit is available upon annuitization of the Contract. Partial annuitizations are considered withdrawals for the purposes of this rider. Any Purchase Payments made after the second Contract Year following the Rider Effective Date may reduce the value of the benefit under this rider.

Additional Purchase Payments made within the first two Contract Years are added to the Guaranteed Minimum Income Benefit, increased on a pro-rated basis from the date of receipt by the annual interest rate of [5% or 6%].

Adjustment For Withdrawals. For withdrawals, the Guaranteed Minimum Income Benefit is equal to the most recently calculated Guaranteed Minimum Income Benefit reduced by the withdrawal amount, provided such amount does not exceed the interest credited during the Contract Year. If the withdrawal amount is in excess of the interest credited, the Guaranteed Minimum Income Benefit will be further reduced by an adjustment for additional withdrawals. The adjustment is equal to A divided by B, with the result multiplied by C, where:

A	= the withdrawal amount in excess of the interest credited during the Contract Year;
B	= the Contract Value immediately prior to the withdrawal; and
C	= the most recently calculated Guaranteed Minimum Income Benefit.

The benefit waiting period is [ten years] after the later of the Rider Effective Date or the last reset date.

The Guaranteed Minimum Income Benefit is subject to the following conditions:

1.	The Contract Owner may only use the Guaranteed Minimum Income Benefit by annuitizing the Contract on any Contract Anniversary after the expiration of the benefit waiting period provided the Annuitant is at least Age [60] but not older than Age [85]. The Guaranteed Minimum Income Benefit ends upon the Contract Anniversary following the Annuitant’s Age [85], and no further charges for this benefit will be assessed.

•

If there has not been a reset of the Guaranteed Minimum Income Benefit, the portion of the Contract Value applied towards annuitizing the Guaranteed Minimum Income Benefit will be in the same proportion as the Purchase Payments received in the first two Contract Years bears to the total Purchase Payments received. The remaining portion of the Contract Value not applied will be available for use outside the Guaranteed Minimum Income Benefit.

GMIB.2	[5% or 6%-09-07]

1

Exhibit 4

GMIB Rider

•	If there has been a reset of the Guaranteed Minimum Income Benefit, the portion of the Contract Value applied toward annuitizing the GMIB will be equal to A divided by B, where

A = the last reset amount; and

B = the last reset amount plus Purchase Payments applied since the last reset.

The Company must receive Written Request to annuitize the Contract within 30 calendar days prior to the Contract Anniversary on which annuity payments will commence.

2.	The benefit is capped at [200% or 250%] of the Purchase Payments made within the first two Contract Years adjusted for withdrawals as provided in the Adjustment For Withdrawals section of this rider.

3.	The method of annuitization chosen may be a Variable Annuity, a Fixed Annuity, or a combination Fixed and Variable Annuity. If a combination is elected, the Contract Owner must specify what part of the Guaranteed Minimum Income Benefit is to be applied to the Fixed and Variable options. Annuity Options available include Life and Joint and Survivor Life which may have a period certain feature. A Period Certain Annuity is also available; provided, however, that the period certain must be at least [twenty (20)] years.

•

Fixed Annuity payments will be determined in accordance with the Contract provisions with the following exception: if the Guaranteed Minimum Income Benefit applied to the Annuity Purchase Rates set forth in the Fixed Annuity Rate Tables produces a higher payment, the Annuitant will receive the higher Fixed Annuity payment.

•

Variable Annuity payments will be determined in accordance with the Contract provisions with the following exception: if the Guaranteed Minimum Income Benefit applied to the Annuity Purchase Rates set forth in the Fixed Annuity Rate Tables based on an assumed effective annual interest rate of [4%] produces a higher initial payment, the Annuitant will receive the higher initial Variable Annuity payment.

Reset Option

On each Contract Anniversary, beginning with the second Contract Anniversary, the Contract Owner may elect to reset the Guaranteed Minimum Income Benefit to the Contract Value as of the Contract Anniversary.

This reset will begin a new [ten-year] benefit waiting period. The Contract Owner must elect the reset by Written Request, within 30 calendar days prior to the Contract Anniversary.

If the Contract Value is less than the Guaranteed Minimum Income Benefit, the reset will not take place and the existing Guaranteed Minimum Income Benefit and benefit waiting period will remain in place.

If the Contract Value (that is, the Contract Value as of the reset, adjusted for subsequent withdrawals and investment experience) exceeds the Guaranteed Minimum Income Benefit, the Company will increase the Guaranteed Minimum Income Benefit to equal the Contract Value. The reset option is only available up to and including Age [75].

The following GMIB Reset Option Examples provide an illustration of how the reset option feature will work when the Guaranteed Minimum Income Benefit is less than the Contract Value (Example 1) and when the Guaranteed Minimum Income Benefit is more than the Contract Value (Example 2).

GMIB.2	[5% or 6%-09-07]

2

Exhibit 4

GMIB Rider

GMIB Reset Option Examples: (The examples assume an initial Purchase Payment of $100,000 only.)

Example 1:	Example 2:
[Contract issue 09/01/2007 with GMIB Rider	Contract issue 09/01/2007 GMIB Rider
Purchase Payments in first two years: $100,000	Purchase Payments in first two years: $100,000
No further payments or withdrawals	No further payments or withdrawals
GMIB: $110,250 as of 08/31/2009 (benefit waiting period ends 08/31/2017)	GMIB: $110,250 as of 08/31/2009 (benefit waiting period ends 08/31/2017)
Contract Value at end of year 2: $120,000	Contract Value at end of year 2: $90,000

Reset chosen as of 2nd Contract Anniversary (09/01/2009)	Reset chosen as of 2nd Contract Anniversary (09/01/2009)
New GMIB: $126,000 ($120,000 x 5% credited interest at beginning of new Contract Year) New benefit waiting period now ends 08/31/2020	No Reset, since Contract Value is less than GMIB - GMIB will be $115,763 ($110,250 x 5% credited interest) Benefit waiting period still ends 08/31/2017

$6,000 available during Contract Year as dollar- for-dollar withdrawal	$5,513 available during Contract Year as dollar-for-dollar withdrawal]

Withdrawal Benefit for Annuity Options with Period Certain Payment Feature

If a Variable Annuity Option with a Period Certain Payment feature has been chosen, the Contract Owner may, upon Written Request, withdraw a portion of the Commuted Value of any remaining Period Certain Payments, subject to the following conditions:

1.	A partial or full withdrawal may be made from a Contract.

•	Partial withdrawals are limited to [1] per Contract Year and must be a minimum amount of [$5000].

•	The remaining payment after a partial withdrawal must be at least [$100].

2.	Any request for a withdrawal will be taken proportionately from the Sub-Accounts of the Separate Account that the Contract Owner is invested in as of the date of the withdrawal.

3.	The amount of any withdrawal will be paid by the Company within seven (7) calendar days of the Written Request unless the Suspension or Deferral of Payments Provision is in effect.

4.	Life Contingent payments cannot be withdrawn.

Commuted Value

The Commuted Value of the remaining Period Certain Annuity Payments is calculated using the Commuted Value Formula specified herein. All Commuted Values will be determined upon the Company’s receipt of a Written Request. Upon receipt of such Written Request, the Contract Owner will be provided with a notice of the amount payable, how the amount was determined and the impact on remaining Annuity Payments, if applicable.

GMIB.2	[5% or 6%-09-07]

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Exhibit 4

GMIB Rider

Once a withdrawal is made, the remaining Period Certain Annuity Payments will be reduced proportionally. Withdrawals will not affect Annuity Payments that are to be made after the Period Certain is over, if any.

Commuted Value Formula

The Commuted Value is the actuarial present value of remaining Annuity Payments that are being withdrawn, in accordance with the terms and conditions of the Contract. The present value is determined using an assumed effective annual interest rate of [4%] [plus 1%] as of the date of the withdrawal.

This rider will be discontinued upon the Company’s receipt of a Written Request from the Contract Owner to terminate this rider.

The annuity rates attributable to this rider are subject to the rates shown in the Contract without referring to Note 1 of the Fixed Annuity Rates of the Contract.

Signed for Massachusetts Mutual Life Insurance Company by:

[ABCDE]	[ABC]
[SECRETARY]	[PRESIDENT]

GMIB.2	[5% or 6%-09-07]

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